Exhibit 10.4

TAX SHARING AGREEMENT

by and among

POTLATCH CORPORATION,

POTLATCH FOREST HOLDINGS, INC.,

POTLATCH LAND & LUMBER, LLC,

and

CLEARWATER PAPER CORPORATION

Dated as of December 15, 2008

i

ii

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is dated as of December 15, 2008, by and among Potlatch Corporation, a Delaware corporation (“Potlatch”), Potlatch Forest Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Potlatch (“Holdings”), Clearwater Paper Corporation f/k/a Potlatch Forest Products Corporation, a Delaware corporation and currently a direct, wholly owned subsidiary of Potlatch (“Clearwater”), and Potlatch Land & Lumber, LLC, a Delaware limited liability company and currently a direct, wholly owned subsidiary of Clearwater (“RetainCo,” and together with Potlatch, Holdings, and Clearwater, the “Parties,” with each sometimes referred to herein as a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have each determined that it is appropriate and desirable to separate the Pulp-Based Business from the Retained Business and accordingly have caused the Parties to enter into the Separation and Distribution Agreement dated as of December 15, 2008 (the “Separation Agreement”);

WHEREAS, as set forth in the Separation Agreement, and subject to the terms and conditions thereof, the Parties currently contemplate that Clearwater will contribute and transfer to RetainCo, and RetainCo will receive and assume, assets and liabilities currently held by Clearwater and associated with the Retained Business and Clearwater will distribute all of the stock of RetainCo to Holdings in a transaction intended to qualify as a tax-free reorganization and distribution under sections 368(a)(1)(D) and 355 of the Code (the “Internal Spin-off”);

WHEREAS, as set forth in the Separation Agreement, and subject to the terms and conditions thereof, the Parties currently contemplate that, following the Internal Spin-off, Holdings will distribute all of its shares of Clearwater common stock to Potlatch and Potlatch will distribute all of its shares of Clearwater common stock received from Holdings to Potlatch shareholders in a transaction intended to qualify as a tax-free distribution of the shares of a controlled corporation under section 355 of the Code (the “Public Spin-off”);

WHEREAS, in contemplation of the Internal Spin-off and the Public Spin-off (collectively, the “Spin-offs”) pursuant to which RetainCo and its subsidiaries will become direct and indirect subsidiaries of Potlatch and Holdings (each of Potlatch, Holdings, RetainCo, and the subsidiaries of RetainCo, a “Potlatch Entity”) and will cease to be direct and indirect subsidiaries of Clearwater, and Clearwater will become an independent corporation whose shares are listed on the New York Stock Exchange, the Parties have determined to enter into this Agreement, setting forth their agreement with respect to certain Tax matters; and

WHEREAS, the Parties desire to set forth their agreement on the rights and obligations of the Potlatch Entities, on the one hand, and Clearwater, on the other hand, with respect to handling and allocating federal, state and local and foreign Taxes, in periods beginning prior to the Closing Date, Taxes resulting from transactions effectuated in connection with the Spin-offs and various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

“After Tax Amount” means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Audit” includes any audit, assessment of Taxes, or other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Clearwater Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of Clearwater in connection with the issuance of a Tax Opinion.

“Closing Date” means the date on which the Public Spin-off is effected.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Clearwater joins in the filing of such Tax Return (for any taxable period or portion thereof) with one or more Potlatch Entities.

“Control” means the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 8.3.

“Dispute” has the meaning set forth in Section 8.3.

“Escrow Agreement” has the meaning set forth in Section 6.3.

“Estimated Tax Installment Date” means the estimated Tax installment due dates prescribed in section 6655(c) of the Code and any other date on which an installment of Taxes is required to be made.

“Filing Party” has the meaning set forth in Section 7.1.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire liability for such Tax for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” means any federal, state, local or foreign Tax determined by reference to income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such Tax.

“Indemnifiable Loss Deduction” has the meaning set forth in Section 5.3.

“Indemnified Loss” has the meaning set forth in Section 5.3.

“Indemnifying Party” has the meaning set forth in Section 5.3.

“Indemnitee” has the meaning set forth in Section 5.3.

“Independent Firm” means an accounting firm which has not, except pursuant to Section 8.3, performed any services since January 1, 2006 for any Party.

“Internal Spin-off” has the meaning given in the recitals to this Agreement.

“Initial Ruling” means any private letter ruling issued by the IRS in connection with the Spin-offs in response to Potlatch’s initial request for such a letter ruling.

“IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Non-Income Spin-off Taxes” means any Taxes other than Income Taxes imposed on any Party as a result of or in connection with the Spin-offs that would not have been imposed but for the Spin-offs.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 6.3.

“Owing Party” has the meaning set forth in Section 6.3.

“Payment Period” has the meaning set forth in Section 6.3(e).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Spin Period” means a taxable period beginning after the Closing Date.

“Potlatch Entity” has the meaning set forth in the recitals to this Agreement.

“Potlatch Representation Letter” means an officer’s certificate in which certain representations, warranties and covenants are made on behalf of any Potlatch Entity in connection with the issuance of a Tax Opinion.

“Pre-Spin Period” means a taxable period beginning before the Closing Date, including, for the avoidance of doubt, any taxable period that begins before the Closing Date and ends following the Closing Date.

“Pre-Spin Refinancing” means the series of transactions to be undertaken by Clearwater immediately preceding the Spin-offs whereby Clearwater will issue notes and contribute a portion of the proceeds of such notes to RetainCo in consideration of the assumption by RetainCo of a portion of Clearwater’s indebtedness.

“Prohibited Act” has the meaning set forth in Section 4.4.

“Public Spin-off” has the meaning set forth in the recitals to this Agreement.

“Pulp-Based Business” has the meaning set forth in the Separation Agreement.

“Qualifying Income” has the meaning set forth in Section 6.3.

“REIT” has the meaning set forth in Section 5.7.

“REIT Failure Taxes” means any Taxes that are imposed upon Potlatch as a result of Potlatch’s failure to satisfy the REIT income test requirements of section 856(c)(2) and 856(c)(3) of Code, which failure would not have occurred but for gain recognized by Potlatch from: (i) the failure of the Spin-offs to qualify as tax-free under sections 368(a)(1)(D) or 355 of the Code; or (ii) the application of section 355(d) or section 355(e) of the Code. REIT Failure Taxes include, but shall not be limited to: (i) corporate-level Taxes imposed on Potlatch during such years as Potlatch is ineligible to reelect REIT status as a result of the application of section 856(g) of the Code; and (ii) Taxes imposed under sections 856(c)(7), 856(g)(5), 857(b)(5), or

4981 of the Code, or any section of the Code imposing interest, penalties, or additions to tax on such Taxes, as a result of the failure described in the immediately preceding sentence.

“REIT Savings Escrow Notice” has the meaning set forth in Section 6.3.

“Restated Tax Saving Amount” has the meaning set forth in Section 5.4.

“Restricted Period” has the meaning set forth in Section 4.4.

“Retained Business” has the meaning set forth in the Separation Agreement.

“Ruling Documents” means (1) the initial request for a private letter ruling under section 355 and various other sections of the Code, filed with the IRS in connection with the Spin-offs, together with any supplemental filings or ruling requests or other materials subsequently submitted in connection with such request on behalf of Potlatch, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to any Potlatch Entity in response to such request or (2) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Spin-offs.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Separation Date” means the effective date and time of the transfers of property, assumption of liability, license, undertaking or agreement in connection with the separation of the Retained Business and the Pulp-Based Business, as set forth in the Separation Agreement.

“Spin-off Taxes” means any Taxes imposed on Clearwater or any Potlatch Entity resulting from, or arising in connection with, the failure of the Internal Spin-off or the Public Spin-off to be tax-free to such party under section 355 and section 368(a)(1)(D) of the Code, as the case may be (including, without limitation, any Tax resulting from the application of section 355(d) or section 355(e) of the Code) or corresponding provisions of the laws of any other jurisdictions, including any REIT Failure Taxes. Each Tax referred to in the immediately preceding sentence shall be determined using the highest marginal federal and state corporate Income Tax rate for the relevant taxable period (or portion thereof).

“Spin-offs” has the meaning set forth in the recitals to this Agreement.

“Supplemental Ruling Documents” means (1) any request for a Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental Rulings issued by the IRS to any Potlatch Entity in response to any such request and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the Spin-offs.

“Supplemental Ruling” means (1) any ruling issued by the IRS in connection with the Spin-offs other than a ruling in response to Potlatch’s initial request for a private letter ruling, and (2) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the Spin-offs.

“Tax” and “Taxes” include all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a taxable period, and that could reduce a Tax in another taxable period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability of a taxpayer for any taxable period. A Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Detriment” means an increase in the Tax liability of a taxpayer for any taxable period. A Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued to Potlatch by Skadden, Arps, Slate, Meagher & Flom LLP with respect to the qualification of the Spin-offs for tax-free treatment under sections 368(a)(1)(D) and 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Saving Amount” has the meaning set forth in Section 5.3.

“Tax Services” has the meaning set forth in Section 2.5(a).

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transition Services Agreement” means the Transition Services Agreement between Potlatch, Holdings, Clearwater, and RetainCo dated as of December 15, 2008.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

Section 2.1 Potlatch Entities’ Responsibility. The Potlatch Entities shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Tax Returns with respect to the Potlatch Entities and Clearwater for Pre-Spin Periods (including, for the avoidance of any doubt, any Pre-Spin Period with respect to which RetainCo files any Tax Return on a consolidated, combined, unitary or similar basis with Clearwater);

(b) all Tax Returns with respect to the Potlatch Entities for Post-Spin Periods.

Section 2.2 Clearwater’s Responsibility. Clearwater shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns with respect to Clearwater for Post-Spin Periods.

Section 2.3 Agent. Subject to the other applicable provisions of this Agreement, Clearwater hereby irrevocably designates Potlatch as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Potlatch, in its reasonable discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1(a).

Section 2.4 Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement and the Separation Agreement, and, to the extent not inconsistent with this Agreement, the Separation Agreement or applicable law, any Ruling Documents and any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

(b) Subject to Section 2.4(a), Potlatch shall have the exclusive right, in its reasonable discretion, with respect to any Tax Return described in Section 2.1 to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made on such Tax Return, (4) whether any amended Tax Return(s)

shall be filed, (5) whether any claim(s) for refund shall be made, (6) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns; provided, that Potlatch shall prepare all Tax Returns described in Section 2.1(a) in a manner consistent with its past Tax reporting practices.

(c) Within sixty (60) days after filing the Tax Return for the tax year that includes the Closing Date, Potlatch shall notify Clearwater of the Tax attributes associated with Clearwater and with RetainCo, and the Tax bases of the assets and liabilities, transferred to RetainCo pursuant to the Separation Agreement. Potlatch shall provide Clearwater with preliminary estimates of such information on or before January 20, 2009.

Section 2.5 Tax Services.

(a) In General. It is the intention of the Parties that except as specifically provided herein, the Transition Services Agreement shall govern the provision of tax services by the Potlatch Entities to Clearwater (the “Tax Services”).

(b) Right to Review. Potlatch shall provide or cause to be provided any Tax Return (or portion or excerpt thereof relating exclusively to Clearwater) to be filed by Potlatch on behalf of Clearwater pursuant to the Potlatch Entities’ provision of Tax Services at least ten (10) business days prior to the due date of such Tax Return, including extensions. Clearwater shall have the right to comment on any such Tax Return (or portion or excerpt thereof, as applicable), and Potlatch shall reasonably consider Clearwater’s comments.

(c) Information. Potlatch shall provide or cause to be provided to Clearwater copies of all Tax Returns (or portions or excerpts thereof relating exclusively to Clearwater) filed on behalf of Clearwater, in each case within fifteen (15) days of filing, pursuant to the Potlatch Entities’ provision of Tax Services and promptly provide any notices or communications from any Taxing Authority relating to any Tax or Tax Return of Clearwater covered by the Tax Services.

(d) List of Tax Returns. As soon as practicable after the Closing Date, Potlatch shall provide to Clearwater an updated list of all Tax Returns to be filed by Potlatch on behalf of Clearwater pursuant to Section 2.1(a).

ARTICLE III

LIABILITY FOR TAXES

Section 3.1 Potlatch Entities’ Liability for Section 2.1 Taxes. The Potlatch Entities shall be liable for all Taxes due with respect to all Tax Returns described in Section 2.1, and shall be liable for any Tax deficiency assessed with respect to such Tax Returns. The Potlatch Entities shall be entitled to receive and retain all refunds of Taxes previously paid by any Potlatch Entities with respect to such Taxes.

Section 3.2 Clearwater’s Liability for Section 2.2 Taxes. Clearwater shall be liable for all Taxes due with respect to Tax Returns described in Section 2.2, and shall be liable for any Tax deficiency assessed with respect to such Tax Returns. Clearwater shall be entitled to receive and retain all refunds of Taxes previously paid by Clearwater with respect to such Taxes.

Section 3.3 Subsequent Adjustments. If, as a result of any payment by a Potlatch Entity of a Tax in connection with an audit, adjustment, or amended Tax Return described in Section 2.1, Clearwater receives a reciprocal (i.e., arising directly from such adjustment) Tax Benefit, Clearwater shall pay the amount of such Tax Benefit to RetainCo. If, as a result of any payment by Clearwater of a Tax in connection with an audit, adjustment, or amended Tax Return described in Section 2.2, the Potlatch Entities receive a reciprocal net Tax Benefit on an aggregate basis, the Potlatch Entities shall pay the amount of such Tax Benefit to Clearwater.

ARTICLE IV

SPIN-OFF TAXES AND ALLOCATION

Section 4.1 Spin-off Taxes.

(a) Potlatch Entities’ Liability for Spin-off Taxes. Notwithstanding Article III, the Potlatch Entities shall be liable for one hundred percent (100%) of any Spin-off Taxes that are attributable to, or result from, one or more of the following:

(i) any action or omission by any Potlatch Entity that is materially inconsistent with any material or information, or that constitutes a material breach of any material covenant or material representation, pertaining to the Potlatch Entities in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling, or the Potlatch Representation Letter, if any;

(ii) any action or omission by any Potlatch Entity after the Closing Date, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any Potlatch Entity following the Spin-offs;

(iii) any acquisition of any stock or assets of any Potlatch Entity by one or more other Persons occurring prior to or following the Spin-offs; or

(iv) any issuance of stock by any Potlatch Entity, or change in ownership of stock in any Potlatch Entity, that causes section 355(d) or section 355(e) of the Code to apply to the Spin-offs.

(b) Clearwater’s Liability for Spin-off Taxes. Notwithstanding Article III, Clearwater shall be liable for one hundred percent (100%) of any Spin-off Taxes that are attributable to, or result from, one or more of the following:

(i) any action or omission by Clearwater that is materially inconsistent with any material or information, or that constitutes a material breach of any material covenant or material representation, pertaining to Clearwater in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling, or the Clearwater Representation Letter, if any;

(ii) any action or omission by Clearwater after the Closing Date, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Clearwater following the Spin-offs;

(iii) any acquisition of any stock or assets of Clearwater by one or more other Persons following the Spin-offs; or

(iv) any issuance of stock by Clearwater, or change in ownership of stock in Clearwater, that causes section 355(d) or section 355(e) of the Code to apply to the Spin-offs.

(c) First Party Responsible. The first party to act or fail to act in a manner that results in the imposition of Spin-off Taxes shall be liable for one hundred percent (100%) of such Spin-off Taxes pursuant to Section 4.1(a) or 4.1(b), as applicable; provided, that if such first party is able to act, and does act, in a manner that results in Spin-off Taxes not being imposed, then such first party shall not be liable for any Spin-off Taxes imposed as a result of any act or omission by the other party subsequent to the first party’s action or omission.

(d) No Party Responsible. If Spin-off Taxes are imposed and no Party bears responsibility for the imposition of such taxes under Section 4.1(c), then Clearwater shall be liable for twenty percent (20%) of such Spin-off Taxes pursuant to Section 4.1(a) or 4.1(b), and the Potlatch Entities shall be liable for eighty percent (80%), of such Spin-off Taxes pursuant to Section 4.1(a) or 4.1(b).

(e) Liability for Non-Income Spin-off Taxes. The liability for any Non-Income Spin-off Taxes shall be borne by Clearwater only if such liability arises with respect to the Pre-Spin Refinancing. The liability for all other Non-Income Spin-off Taxes shall be borne by the Potlatch Entities.

Section 4.2 Private Letter Rulings; Tax Opinion.

(a) Information. Potlatch has provided Clearwater with copies of the Ruling Documents, if any, submitted on or prior to the date specified in the preamble to this Agreement, and shall provide Clearwater with copies of any Ruling Documents or Supplemental Ruling Documents prepared after such date prior to the submission of such Ruling Documents or Supplemental Ruling Documents, as applicable, to a Taxing Authority. Potlatch shall provide

Clearwater with a copy of the Potlatch Representation Letter and a copy of the Tax Opinion, if any. Clearwater shall provide Potlatch with a copy of the Clearwater Representation Letter.

(b) Cooperation by Clearwater. Clearwater shall cooperate with Potlatch, and shall take any and all actions reasonably requested by Potlatch, in connection with (i) Potlatch’s submission of any Ruling Documents prepared after the date specified in the preamble to this Agreement and (ii) Potlatch’s request for a Tax Opinion.

(c) Supplemental Rulings.

(i) In General. At the reasonable request of Clearwater, Potlatch shall cooperate with Clearwater and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Spin-offs; provided that Potlatch shall not be obligated to seek a Supplemental Ruling if it reasonably believes that seeking such Supplemental Ruling would adversely affect Potlatch, its shareholders or any Potlatch Affiliate. Further, in no event shall Potlatch be required to file any Supplemental Ruling Documents unless Clearwater represents that (A) it has read the Supplemental Ruling Documents and (B) all information and representations, if any, relating to Clearwater contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Clearwater shall reimburse the Potlatch Entities for all costs and expenses incurred by any Potlatch Entity in obtaining a Supplemental Ruling requested by Clearwater. Clearwater shall not seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Spin-offs except as set forth in this Section 4.2(c).

(ii) Participation Rights. If Potlatch requests a Supplemental Ruling or other guidance after the date specified in the preamble to this Agreement: (A) Potlatch shall keep Clearwater informed in a timely manner of all material actions taken or proposed to be taken by Potlatch in connection therewith; (B) Potlatch shall (1) reasonably in advance of the submission of any such Supplemental Ruling Documents provide Clearwater with a draft copy thereof, (2) reasonably consider Clearwater’s comments on such draft copy, (3) provide Clearwater with a final copy of the Supplemental Ruling Documents, and (4) provide Clearwater with notice reasonably in advance of, and Clearwater shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental Ruling.

Section 4.3 Carryback of Net Operating Losses. Clearwater shall not elect under section 172(b)(3) of the Code or any similar provision of any state, local or foreign Tax law to relinquish any right to carry back net operating losses. Clearwater shall use commercially reasonable efforts to file an amended Tax Return to carry back such losses to the extent permitted by law, and Clearwater shall pay to RetainCo the amount of any refund of Taxes so obtained, net of Clearwater’s reasonable expenses in obtaining such refund.

Section 4.4 Continuing Covenants.

(a) In General. Clearwater and the Potlatch Entities (1) shall not take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) shall take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(b) Spin-off Tax Liabilities.

(i) For 24 months following the Closing Date (the “Restricted Period”), Clearwater shall not (A) redeem or otherwise repurchase any capital stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (B) enter into any agreements or arrangements with respect to transactions or events (including, but not limited to, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, stock issuances, stock acquisitions, option grants, or a series of such transactions or events (but excluding the Spin-offs)), in the case of each of clauses (A) and (B) above that, if considered part of a plan that includes the Internal Spin-off or the Public Spin-off would result in one or more persons acquiring, directly or indirectly, stock of Clearwater representing a “50-percent or greater interest” therein within the meaning of section 355(d)(4) of the Code (any act inconsistent with the intended tax-free treatment of the Spin-offs described in the Tax Opinion and any act described in clauses (A) and (B) above, collectively, a “Prohibited Act”). Notwithstanding the foregoing, the following shall not be considered a Prohibited Act: (x) the issuance of any compensatory stock or compensatory stock options, the issuance of any stock pursuant to any equity award, compensatory option, or restricted stock unit, or the repurchase of any restricted stock, if such issuance or repurchase satisfies the conditions of Treasury Regulation § 1.355-7(d)(8)(i); or (y) the issuance of stock to a retirement plan qualified under section 401(a) or 403(a) of the Code in a transaction that satisfies the requirements of Treasury Regulation § 1.355-7(d)(9).

(ii) Notwithstanding the foregoing, Clearwater may take any of the Prohibited Acts, subject to Section 4.1, if Clearwater (A) first obtains (at its expense) an opinion in form and substance reasonably acceptable to the Potlatch Entities of a nationally recognized law firm or accounting firm reasonably acceptable to the Potlatch Entities, which opinion may be based on usual and customary factual representations, or (B) obtains a supplemental ruling from the IRS, in each case that such Prohibited Act(s), and any transaction related thereto, will not affect (x) the qualification of the Spin-offs under section 355 and section 368(a)(1)(D) of the Code and (y) the nonrecognition of gain to Potlatch or to Clearwater in the Spin-offs. Clearwater may also take any of the Prohibited

Acts, subject to Section 4.1, with the written consent of Potlatch in Potlatch’s sole and absolute discretion. During the Restricted Period, Clearwater shall provide, and shall cause its Affiliates to provide, all information reasonably requested by Potlatch relating to any transaction involving an acquisition (directly or indirectly) of Clearwater’s stock within the meaning of section 355(e) of the Code. The Parties acknowledge that the payment of monetary compensation would not be an adequate remedy for a breach of the obligations described in the Prohibited Acts, and Clearwater consents to the issuance and entry of an injunction to prevent a breach of the obligations contained in the Prohibited Acts, subject to the waiver and consent described in the preceding sentence.

(iii) Notwithstanding anything in this Agreement to the contrary, Clearwater shall be responsible for, and shall indemnify and hold the Potlatch Entities harmless from, any Spin-off Taxes resulting from any Prohibited Act taken by Clearwater or any of its Affiliates, regardless of whether the exception contained in Section 4.4(b)(ii) is satisfied with respect to such act.

Section 4.5 Allocation of Tax Assets. Potlatch and Clearwater shall cooperate in determining the allocation of any Tax Assets or Tax liabilities among the Parties. In the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets or Tax liabilities shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Assets or Tax liabilities.

ARTICLE V

INDEMNIFICATION

Section 5.1 Generally. The Potlatch Entities shall jointly and severally indemnify Clearwater and its directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which any Potlatch Entity is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that are attributable to, or result from the failure of any Potlatch Entity or any director, officer or employee to make any payment required to be made under this Agreement. Clearwater shall indemnify the Potlatch Entities and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Clearwater is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that are attributable to, or result from, the failure of Clearwater or any director, officer or employee to make any payment required to be made under this Agreement.

Section 5.2 Inaccurate, Incomplete or Untimely Information. The Potlatch Entities shall jointly and severally indemnify Clearwater and its directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of the Potlatch Entities in supplying Clearwater with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return. Clearwater shall indemnify the Potlatch Entities and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of Clearwater in supplying any Potlatch Entity with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.

Section 5.3 Adjustments to Payments. Any party that is entitled to receive a payment (the “Indemnitee”) under this Agreement from another party (the “Indemnifying Party”) with respect to any Taxes, losses, costs, damages or expenses suffered or incurred by the Indemnitee (an “Indemnified Loss”) shall pay to such Indemnifying Party, or the Indemnifying Party shall pay to the Indemnitee, as applicable, an amount equal to the difference between any “Tax Saving Amount” actually realized by the Indemnitee in the year of the payment and the amount of the Indemnified Loss. For purposes of this Section 5.3, the Tax Saving Amount shall equal the amount by which the Income Taxes of the Indemnitee or any of its affiliates are reduced (including, without limitation, through the receipt of a refund, credit or otherwise), plus any related interest received by the Indemnitee (net of Tax) from a Taxing Authority, as a result of claiming as a deduction or offset on any relevant Tax Return amounts attributable to an Indemnified Loss (the “Indemnifiable Loss Deduction”).

Section 5.4 Reporting of Indemnifiable Loss. In the event that an Indemnitee incurs an Indemnified Loss, such Indemnitee shall claim as a deduction or offset on any relevant Tax Return (including, without limitation, any claim for refund) such Indemnified Loss to the extent such position is supported by “substantial authority” (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than a United States federal, state or local Tax Return. Except as otherwise provided in this Agreement, the Indemnitee shall have primary responsibility for the preparation of its Tax Returns and reporting thereon such Indemnifiable Loss Deduction; provided, that the Indemnitee shall consult with, and provide the Indemnifying Party with a reasonable opportunity to review and comment on the portion of the Indemnitee’s Tax Return relating to the Indemnified Loss. If a Dispute arises between the Indemnitee and the Indemnifying Party as to whether there is “substantial authority” (with respect to United States federal, state and local Tax Returns) or similar appropriate authoritative support (with respect to any Tax Return other than a United States federal, state or local Tax Return) for the claiming of an Indemnifiable Loss Deduction, such Dispute shall be resolved in accordance with the principles and procedures set forth in Section 8.3. Potlatch and Clearwater shall act in good faith to coordinate their Tax Return filing positions with respect to the taxable periods that include an Indemnifiable Loss Deduction. There shall be an adjustment to any Tax Saving Amount calculated under Section 5.3 hereof in the event of an Audit which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on any relevant Tax Return of the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such Audit and shall attempt in good faith to sustain the Indemnifiable Loss Deduction at issue in the Audit. Upon receiving a written notice of a Final Determination in respect of an Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under Section 5.3 hereof, taking into account the Final Determination (the “Restated Tax Saving Amount”). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall promptly pay the Indemnifying Party an amount equal to the difference between such amounts. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay to the Indemnitee an amount equal to the difference between such amounts promptly after receipt of written notice setting forth the amount due and the computation thereof.

Section 5.5 No Indemnification for Tax Items. Except as otherwise provided in Section 5.6, nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of any Party.

Section 5.6 REIT Status. The Parties acknowledge that Potlatch intends to continue to qualify as a real estate investment trust within the meaning of section 856 of the Code (a “REIT”). Notwithstanding anything to the contrary in this Agreement Clearwater shall use its best efforts to avoid taking any action that could reasonably be expected to cause Potlatch to fail to qualify as a REIT for any taxable year.

Section 5.7 Double Recovery. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification hereunder for any amount to the extent such party has otherwise been reimbursed for such amount.

ARTICLE VI

PAYMENTS

Section 6.1 In General. Except as provided in Section 6.6, in the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Article VI. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

Section 6.2 Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party (other than payments of interest pursuant to Section 6.5 and payments of After Tax Amounts pursuant to Section 6.4) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Spin-offs and, accordingly not includible in the taxable income of the recipient.

Section 6.3 Prompt Performance. All actions required to be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

Section 6.4 After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.5) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.5 on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

Section 6.5 Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period, plus two percent (2%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 6.6 REIT Savings.

(a) REIT Savings Escrow. In the event that Potlatch shall determine that any payment provided for under this Agreement could reasonably be expected to give rise to a successful challenge to Potlatch’s status as a REIT, Potlatch may provide notice to Clearwater no less than fifteen (15) business days before the date on which such payment is to be made that Potlatch intends to apply this Section 6.6 to the payment (a “REIT Savings Escrow Notice”). Upon receipt of a valid REIT Savings Escrow Notice and at such time as the payment is required under this Agreement, Clearwater shall deposit such payment into escrow with an escrow agent approved by Potlatch, which approval shall not be unreasonably withheld, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 6.6 and otherwise reasonably acceptable to each of Potlatch and the escrow agent.

(b) Escrow Agreement. The Escrow Agreement shall provide that the payment in escrow or the applicable portion thereof shall be released to Potlatch on an annual basis based upon the delivery by Potlatch to the escrow agent of any one or a combination of the following: (i) a letter from Potlatch’s independent tax advisors indicating the maximum amount that can be paid by the escrow agent to Potlatch without causing Potlatch to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of Potlatch determined as if the payment of such amount did not constitute income described in sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying Income”), in which case the escrow agent shall release to Potlatch such maximum amount stated in the advisor’s letter, or (ii) a letter from Potlatch’s counsel indicating that Potlatch received a ruling from the IRS holding that the receipt by Potlatch of such payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of sections 856(c)(2) and (3) of the Code (or alternatively, Potlatch’s outside counsel or accountant has rendered a legal opinion or a tax opinion, respectively, to the effect that the receipt by Potlatch of such payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release to Potlatch the remainder of such payment. The Escrow Agreement shall also provide that Potlatch shall bear all costs and expenses under the Escrow Agreement and that any portion of any payment held in escrow for ten (10) years shall be released by the escrow agent to

Clearwater. Clearwater shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes associated with the release of funds to Clearwater from the escrow). Potlatch shall fully indemnify Clearwater and hold Clearwater harmless from and against any such liability, cost or expense (other than any Taxes associated with the release of funds to Clearwater from the escrow).

(c) Cooperation. Clearwater shall cooperate in good faith to amend this Section 6.6 at the reasonable request of Potlatch in order to (x) maximize the portion of such payment that may be distributed to Potlatch hereunder without causing Potlatch to fail to meet the requirements of sections 856(c)(2) and (3) of the Code, (y) improve Potlatch’s chances of securing a favorable ruling described in this Section 6.6 or (z) assist Potlatch in obtaining a favorable legal opinion from its outside counsel or accountant as described in this Section 6.6. Potlatch shall reimburse Clearwater for the reasonable costs and expenses of such cooperation.

ARTICLE VII

TAX PROCEEDINGS

Section 7.1 Audits. The party responsible for preparing and filing a Tax Return pursuant to Article I (the “Filing Party”) shall have the exclusive right to control, contest, and represent the interests of any Party in any Audit relating to such Tax Return and, in its reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party. The Filing Party shall, to the extent such information is available, advise the non-Filing Party of any significant Tax issue subject to an Audit by any Taxing Authority, and shall keep the non-Filing Party informed with respect to any contest, compromise or settlement thereof.

Section 7.2 Notice. Within twenty (20) business days after a party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall notify the other party of such issue, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such issue. The failure of one party to notify the other party of any matter relating to a particular Tax for a taxable period or to take any action specified in this Agreement shall not relieve such other party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period, except to the extent that such other party’s rights under this Agreement are materially prejudiced by such failure.

Section 7.3 Remedies. Clearwater agrees that no claim against any Potlatch Entity and no defense to Clearwater’s liabilities or obligations to any Potlatch Entity under this Agreement shall arise from the resolution by Potlatch of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of any Potlatch Entity.

Section 7.4 Control of Spin-off Tax Proceedings. Potlatch shall have the exclusive right and sole discretion to control, contest, and represent the interests of any Party in any Audits relating to Spin-off Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. Potlatch’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Clearwater shall be entitled through counsel of its choosing and reasonably acceptable to Potlatch to monitor the conduct or settlement of any such Audit by Potlatch, and Potlatch shall provide Clearwater and such counsel with such information as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in such monitoring shall be borne by Clearwater. Clearwater may assume sole control of any Audits relating to Spin-off Taxes if it acknowledges in writing that it has sole liability for any Spin-off Taxes that might arise in such Audit.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Cooperation and Exchange of Information.

(a) Cooperation. Potlatch and Clearwater shall each cooperate fully (and each shall cause its respective Affiliates to cooperate fully) with all reasonable requests from another Party hereto, or from an agent, representative or advisor to such party, in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement. Such cooperation shall include, without limitation:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be reasonable in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by Clearwater or a Potlatch Entity, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied or any power of attorney required by the applicable Taxing Authority to be provided by one Party to another Party for the performance by such other Party of acts required or permitted under this Agreement; and

(iii) the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

Each party shall use commercially reasonable efforts to comply in connection with the foregoing matters within ten (10) business days or such shorter period as may be required by the applicable Taxing Authority or otherwise in connection with the Tax Proceeding. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Failure to Perform. If a party materially fails to comply with any of its obligations set forth in Section 8.1(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the non-performing party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

Section 8.2 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (“Dispute”) which arises between Clearwater and any Potlatch Entity shall first be negotiated between the appropriate senior executives of Potlatch and Clearwater who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Potlatch or Clearwater, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then Potlatch and Clearwater shall jointly retain a nationally recognized Independent Firm to resolve the Dispute. If Potlatch and Clearwater cannot mutually agree upon an Independent Firm, then any Dispute which Potlatch and Clearwater cannot resolve within thirty (30) days from the Dispute Resolution Commencement Date shall be resolved by a nationally recognized accounting firm selected by the American Arbitration Association; provided, that the American Arbitration Association shall not select any accounting firm that is then providing auditing or tax services to any of the Parties. The accounting firm selected by the American Arbitration Association shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Any such arbitration shall be conducted in Spokane, Washington. Following the decision of such firm, Potlatch and Clearwater shall each take or cause to be taken any action necessary to implement the decision of such firm. Potlatch and Clearwater shall share equally the administrative costs of the arbitration and such firm’s fees and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

Section 8.3 Notices. Notices, offers, requests or other communications required or permitted to be given by any party pursuant to the terms of this Agreement shall be given in writing to Potlatch or Clearwater, as applicable, to the following addresses or facsimile numbers:

If to any Potlatch Entity, at:

c/o Potlatch Corporation

601 W. First Avenue, Ste. 1600

Spokane, Washington 99201

Attention: General Counsel

with a copy to Potlatch’s tax department at the same address.

If to Clearwater, at:

601 West Riverside Avenue

Suite 1100

Spokane, Washington 99201

Attention: General Counsel

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand-delivered; when receipt is confirmed, if transmitted by facsimile or similar electronic transmission method; one (1) working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed by first class mail or certified mail, return receipt requested, with postage prepaid.

Section 8.4 Changes in Law.

(a) Any reference to a provision of the Code, Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 8.5 Confidentiality. Each of the parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no party shall release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.5. Each of the parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 8.6 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by Clearwater and each Potlatch Entity. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other parties hereto, and any such assignment shall be void; provided, that Clearwater and each Potlatch Entity may assign this Agreement to a successor entity in conjunction with such party’s reincorporation.

Section 8.7 Affiliates. Potlatch shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Potlatch Entity; provided, that if it is contemplated that a Potlatch Entity may cease to be a controlled, directly or indirectly, by Potlatch as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the group of Potlatch Entities to the shareholders of Potlatch, then Potlatch shall request in writing no later than thirty (30) days prior to such cessation that Clearwater execute a release of such Potlatch Entity from its obligations under this Agreement effective as of such transfer, provided that Potlatch shall succeed to the rights of such Potlatch Entity under this Agreement and shall have confirmed in writing the obligations of Potlatch and the remaining Potlatch Entities with respect to their own obligations and the obligations of the departing Potlatch Entity, and that such departing Potlatch Entity shall have executed a release of any rights it may have against Clearwater by reason of this Agreement.

Section 8.8 Authority. Each of the parties hereto represents, on behalf of itself and its affiliates, to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.9 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 8.10 Governing Law and Jurisdiction. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of Washington, excluding its conflict of law rules.

Section 8.11 Counterparts. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.12 Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.13 Parties in Interest. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon the Parties, inure solely to the benefit of Clearwater and the Potlatch Entities and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.14 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any failure to exercise, or any single or partial exercise, of any such right preclude other or further exercise thereof or of any other right.

Section 8.15 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

Section 8.16 Amendments. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

Section 8.17 Interpretation. When a reference is made in this Agreement to an Article or a Section, or to an Exhibit or a Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Exhibit or Schedule, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

POTLATCH CORPORATION

By:	/s/ Michael J. Covey
Name:	Michael J. Covey

POTLATCH FOREST HOLDINGS, INC.

By:	/s/ Michael J. Covey
Name:	Michael J. Covey

POTLATCH LAND & LUMBER, LLC

By:	/s/ Michael J. Covey
Name:	Michael J. Covey

CLEARWATER PAPER CORPORATION

By:	/s/ Gordon L. Jones
Name:	Gordon L. Jones

Signature Page to Tax Sharing Agreement